CENTURY PETROLEUM CORP.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made between Century Petroleum Corp., a Nevada corporation and its affiliated companies (collectively referred to as the “Company"), and James B. Hersch (“Executive”). Unless otherwise indicated, all references to Sections are to Sections in this Agreement. This Agreement is effective as of the “Effective Date” set forth in Section 14 below.

W I T N E S S E T H:

WHEREAS, the Company desires to obtain the services of Executive, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, as its President and Chief Executive Officer (“Employment”) and as a Director for a period of twelve (12) months beginning on the Effective Date. This Agreement is renewable upon the mutual written consent of the parties within thirty (30) days of the ending date of this Agreement. Any such renewal shall also be for a period of twelve (12) months.

2. Scope of Employment.

(a) During the Employment, Executive will serve as President and Chief Executive Officer of the Company. In that connection, Executive will (i) devote his full-time attention and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties commensurate with his office as the Board of Directors of the Company may from time-to-time assign to him.

(b) Section 2(a) shall not be construed as preventing Executive from (i) serving on corporate, civic or charitable boards or committees, or (ii) making investments in other businesses or enterprises; provided that in no event shall any such service, business activity or investment require the provision of substantial services by Executive to the operations or the affairs of such businesses or enterprises such that the provision thereof would interfere in any respect with the performance of Executive's duties hereunder; and subject to Section 6.

3. Compensation and Benefits During Employment. During the Employment, the

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Company shall provide compensation to Executive as follows.

(a) The Company shall pay Executive $10,000 per month in equal monthly installments. The Company shall be responsible for the withholding and payment of all taxes to the Internal Revenue Service as well as any and other taxes payable in the United States including taxes payable to any state and local jurisdiction.

(b) As additional consideration for signing this Agreement and for agreeing to abide and be bound by its terms, provisions and restriction, and in addition to all other benefits described in this Agreement, Executive, his nominees and/or assigns, shall receive up to an aggregate of 3,000,000 restricted shares of Company common stock (the “Shares”) issuable on the Effective Date. The Shares shall be held in escrow by the Company and shall vest and be released as follows: 250,000 Shares released at the end of each three-month period immediately following the Effective Date. In the event that Executive’s employment terminates prior to the end of any three-month period contemplated by this Section 3(b), his rights in the number of Shares that would otherwise be payable at the end of such three-month period multiplied by the ratio which the number of months in such three-month period that Executive was employed by the Company bears to three (3) shall immediately and fully vest and shall be transferable by Executive as of the date Executive’s Employment terminates. In the event that Executive’s Employment terminates pursuant to Section 11(b) during the twelve-month period immediately following the Effective Date, his right to 1,000,000 Shares shall immediately and fully vest and shall be released to the Executive’s estate upon termination. In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of the Company’s common stock are exchanged for securities, cash or other property of any other corporation, firm, partnership, joint venture, association, or business entity, the Company is otherwise acquired or there is a change of control of the Company (receipt of more than 50% of the outstanding shares of the Company, the Company otherwise being acquired, or a change in control of the Company are collectively referred to as an “Acquisition”), or in the event of liquidation of the Company, so much of the 3,000,000 Shares that have not been issued to Executive shall immediately and fully vest and shall also be transferable by Executive immediately prior to such Acquisition or liquidation. The numbers of Shares are subject to adjustment from time to time as set forth in this Section 3(b). In the event that the Company shall at any time after the Effective Date (i) declare a dividend on the Common Stock in shares of its capital stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of Common Stock, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each case, with respect to so much of the 3,000,000 Shares that have not been issued to Executive, Executive shall be entitled to new, additional, or different shares of Common Stock in proportion to such dividend, subdivision, combination or issuance. This Section 3(b) shall otherwise apply to such new, additional, or different shares of Common Stock to the extent applicable to the Shares with respect to which they were distributed. Any successor of the Company shall be bound by this Section 3(b) as provided by Section 8(b) hereof.

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(c) The Company shall reimburse Executive for business expenses incurred by Executive in connection with the Employment in accordance with the Company’s then-current policies.

(d) Executive will be entitled to participate in any health insurance or other employee benefit plan which the Company may adopt in the future.

(e) Executive will be entitled to five (5) weeks of paid vacation per year.

(f) Executive will be entitled to participate in any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board of Directors.

(g) Executive will be entitled to participate in any stock option plan of the Company which may be approved in the future by the Board of Directors.

(h) The Company shall provide the Executive with a certificate of insurance that indicates that the Company has obtained directors and officers liability insurance coverage sufficient to cover liabilities of at least $2,000,000 and ending on the third anniversary of the date thereof, unless the Executive is earlier terminated as provided in Section 11(c) hereof.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and thus shall not be deemed grounds for Termination for Cause.

4. Confidential Information.

(a) Executive acknowledges that the law provides the Company with protection for its trade secrets and confidential information. Executive will not disclose, directly or indirectly, any of the Company’s confidential business information or confidential technical information to anyone without authorization from the Company’s management. Executive will not use any of the Company’s confidential business information or confidential technical information in any way, either during or after the Employment with the Company, except as required in the course of the Employment.

(b) Executive will strictly adhere to any obligations that may be owed to former employers insofar as Executive’s use or disclosure of their confidential information is concerned.

(c) Information will not be deemed part of the confidential information restricted by this Section 4 if Executive can show that: (i) the information was in Executive’s

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possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it; (iii) Executive obtained the information from a party having the right to disclose it to Executive without violation of any obligation to the Company, or (iv) Executive is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Executive notifies the Company immediately upon receiving or becoming aware of the legal process in question. No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception or exceptions.

(d) All originals and all copies of any drawings, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written, or printed matter relating to research, manufacturing operations, or business of the Company made or received by Executive during the Employment are the property of the Company. Upon Termination of the Employment, whether or not for Cause, Executive will immediately deliver to the Company all property of the Company which may still be in Executive’s possession. Executive will not remove or assist in removing such property from the Company’s premises under any circumstances, either during the Employment or after Termination thereof, except as authorized by the Company’s management.

(e) For a period of one (1) year after the date of Termination of the Employment, Executive will not, either directly or indirectly, hire or employ or offer or participate in offering employment to any person who at the time of such Termination or at any time during such one-year period following the time of such Termination was an employee of the Company without the prior written consent of the Company.

5. Ownership of Intellectual Property.

(a) The Company will be the sole owner of any and all of Executive’s Inventions that are related to the Company’s business, as defined in more detail below.

(b) For purposes of this Agreement, “Inventions” means all inventions, discoveries, and improvements (including, without limitation, any information relating to manufacturing techniques, processes, formulas, developments or experimental work, work in progress, or business trade secrets), along with any and all other work product relating thereto.

(c) An Invention is “related to the Company’s business” (“Company-Related Invention”) if it is made, conceived, or reduced to practice by Executive (in whole or in part, either alone or jointly with others, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it either: (i) involves equipment, supplies, facilities, or trade secret information of the Company; (ii) involves the time for which Executive was or is to be compensated by the Company; (iii) relates to the business of the Company or to its actual or demonstrably anticipated research and

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development; or (iv) results, in whole or in part, from work performed by Executive for the Company.

(d) Executive will promptly disclose to the Company, or its nominee(s), without additional compensation, all Company-Related Inventions.

(e) Executive will assist the Company, at the Company’s expense, in protecting any intellectual property rights that may be available anywhere in the world for such Company-Related Inventions, including signing U.S. or foreign patent applications, oaths or declarations relating to such patent applications, and similar documents.

(f) To the extent that any Company-Related Invention is eligible under applicable law to be deemed a “work made for hire,” or otherwise to be owned automatically by the Company, it will be deemed as such, without additional compensation to Executive. In some jurisdictions, Executive may have a right, title, or interest (“Right,” including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise, anywhere in the world, including the right to sue for present or past infringement) in certain Company-Related Inventions that cannot be automatically owned by the Company. In that case, if applicable law permits Executive to assign Executive’s Right(s) in future Company-Related Inventions at this time, then Executive hereby assigns any and all such Right(s) to the Company, without additional compensation to Executive; if not, then Executive agrees to assign any and all such Right(s) in any such future Company-Related Inventions to the Company or its nominee(s) upon request, without additional compensation to Executive.

6. Non-competition. As a condition to, and in consideration of, the Company’s entering into this Agreement, and giving Executive access to certain confidential and proprietary information, which Executive recognizes is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the provisions of this Section 6 as applied to Executive and other employees similarly situated to Executive, and for ten dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which Executive hereby acknowledges, Executive acknowledges and hereby agrees as follows:

(a) that Executive is and will be engaged in the business of the Company;

(b) that Executive has occupied a position of trust and confidence with the Company prior to the Effective Date, and that during such period and the period of Executive’s Employment under this Agreement, Executive has, and will, become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company;

(c) that the obligations of this Agreement are directly related to the Employment and are necessary to protect the Company’s legitimate business interests; and that the

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Company’s need for the covenants set forth in this Agreement is based on the following: (i) the substantial time, money and effort expended and to be expended by the Company in developing technical designs, computer program source codes, marketing plans and similar confidential information; (ii) the fact that Executive will be personally entrusted with the Company’s confidential and proprietary information; (iii) the fact that, after having access to the Company’s technology and other confidential information, Executive could become a competitor of the Company; and (iv) the highly competitive nature of the Company’s industry, including the premium that competitors of the Company place on acquiring proprietary and competitive information; and

(d) that for a period commencing on the Effective Date and ending three (3) months following Termination as provided in Section 11.(c), Executive shall not in any way engage, without the Company’s written consent (such consent not to be unreasonably withheld), in any business in competition with the business of the Company, or seek any position from any company or individual who competes with the business of the Company, or accept any capacity or position offered by any company or individual who competes in the business of the Company. The “business of the Company” as referred to in this Agreement means the business of oil and gas exploration within the State of Texas and Louisiana.

7. Legal Fees and Expenses. In the event of a lawsuit, arbitration, or other dispute-resolution proceeding between the Company and Executive arising out of or relating to this Agreement, the prevailing party, in the proceeding as a whole and/or in any interim or ancillary proceedings (e.g., opposed motions, including without limitation motions for preliminary or temporary injunctive relief) will be entitled to recover its reasonable attorneys’ fees and expenses unless the court or other forum determines that such a recovery would not serve the interests of justice.

8. Successors.

(a) This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) Executive and Executive’s heirs and legal representatives, except that Executive’s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. Arbitration.

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(a) Except as set forth in paragraph (b) of this Section 9 or to the extent prohibited by applicable law, any dispute, controversy or claim arising out of or relating to this Agreement will be submitted to binding arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of the demand for arbitration. The arbitration shall take place before a single arbitrator, who will preferably but not necessarily be a lawyer but who shall have at least five years’ experience in working in or with companies engaged in the industry in which the Company is engaged. Unless otherwise agreed by the parties, the arbitration shall take place in the city in which Executive’s principal office space is located at the time of the dispute or was located at the time of Termination of the Employment (if applicable). The arbitrator is hereby directed to take all reasonable measures not inconsistent with the interests of justice to expedite, and minimize the cost of, the arbitration proceedings.

(b) To protect inventions, trade secrets, or other confidential information of Section 4, and/or to enforce the non-competition provisions of Section 6, the Company may seek temporary, preliminary, and/or permanent injunctive relief in a court of competent jurisdiction, in each case, without waiving its right to arbitration.

(c) At the request of either party, the arbitrator may take any interim measures s/he deems necessary with respect to the subject matter of the dispute, including measures for the preservation of confidentiality set forth in this Agreement.

(d) Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

10. Indemnification. Company shall to the fullest extent permitted by law or as set forth in the Articles of Incorporation, and any future amendments, and the Bylaws of the Company, indemnify, defend and hold harmless Executive from and against any and all claims, demands, proceedings, liabilities, damages, losses and expenses (including attorney's fees, court costs and disbursements) arising out of the fact that he is or was a director or officer of the Company, or the performance of his duties hereunder except in the case of Executive’s gross negligence, willful misconduct, criminal conduct or violations of law.

11. Termination.

This Agreement and the employment relationship created hereby will terminate (i) upon the death or disability of Executive under Section 11 (a) or 11(b); (ii) with cause under Section 11 (c); (iii) for good reason under Section 11 (d); or (iv) without cause under Section 11(e).

(a)

Disability. Company shall have the right to terminate the employment of Executive under this Agreement for disability in the event Executive suffers an injury, illness, or incapacity of such character as to

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substantially disable him from performing his duties without reasonable accommodation by Executive hereunder for a period of more than thirty (30) consecutive days upon Company giving at least thirty (30) days written notice of termination.

(b)	Death. This agreement will terminate on the Death of the Executive.

(c)

With Cause. Company may terminate this Agreement at any time because of (i) Executive’s material breach of any term of the Agreement, (ii) the determination by the Board of Directors in the exercise of its reasonable judgment that Executive has committed an act or acts constituting a felony or other crime involving moral turpitude, dishonesty or theft or fraud; or (iii) Executive’s negligence in the performance of his duties hereunder.

(d)	Good Reason. The Executive may terminate his employment for “Good Reason” by giving Company ten (10) days written notice if:

(i)

he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof;

(ii)	his compensation is reduced; or

(iii)

Company does not pay any material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for Termination hereunder or to contest in good faith such notice. Further, if such contest is not resolved within thirty (30) days, Company shall submit such dispute to arbitration under Section 9.

(e)	Without Cause. Company may terminate this Agreement without cause.

12. Obligations of Company upon Termination.

(a) In the event of the termination of Executive’s employment pursuant to Section 11(a), (b) or (c), Executive will be entitled only to the compensation earned by him hereunder as of the date of such termination (plus life insurance or disability benefits), provided that if Executive’s employment terminates pursuant to Section 11(b) during the twelve-month period immediately following the Effective Date, Executive’s right to 1,000,000 Shares shall immediately and fully vest and shall be payable to James B. Hersch as of the Effective date

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(b)          In the event of the termination of Executive’s employment pursuant to Section 11 (d) or (e), Executive will be entitled to receive as severance pay, an amount equal to the monthly compensation provided for in Section 3(a) multiplied by a factor of three (3) in addition to all payments of salary earned through the date of termination in one lump sum.

13. Other Provisions.

(a) All notices and statements with respect to this Agreement must be in writing. Notices to the Company shall be delivered to the Chairman of the Board or any vice president of the Company. Notices to Executive may be delivered to Executive in person or sent to Executive’s then-current home address as indicated in the Company’s records.

(b) This Agreement sets forth the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

(c) Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

(d) If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

(e) This Agreement will be governed and interpreted under the laws of the United States of America and the laws of the State of Texas as applied to contracts made and carried out in Texas by residents of Texas.

(f) No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(g) Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(h) This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

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(i) The Company acknowledges and consents the Executive owning and operating OLseand LLC which provides geological consulting services to the oil and gas industry on a global basis while it doesn’t compete with the company’s business as described in Section 6.

14. Summary of Terms of Employment

Effective Date	October 01, 2006
Term	One year, renewable
Office / Position	President and Chief Executive Officer
Salary	$10,000 per month

This Agreement contains provisions requiring binding arbitration of disputes. By signing this Agreement, Executive acknowledges that he or she (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

Executed to be effective as of the Effective Date.

CENTURY PETROLEUM CORP	EXECUTIVE

by:/s/ Johannes T. Petersen	/s/ James B. Hersch
Johannes T. Petersen	James B. Hersch

Director

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